SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                               Biopure Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    09065H105
                                 (CUSIP Number)


                                December 9, 2004
             (Date of Event Which Requires Filing of This Statement)








Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_]  Rule 13d-1(b)
  [X]  Rule 13d-1(c)
  [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  2 of  9 Pages
------------------------                                   ---------------------

--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Langley Partners, L.P.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group:
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.      SEC Use Only

--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                                         5.     Sole Voting Power:
             Number of                          -0-
              Shares                   -----------------------------------------
            Beneficially                 6.     Shared Voting Power:
              Owned By                          2,900,000 (see Item 4)
                Each                   -----------------------------------------
             Reporting                   7.     Sole Dispositive Power:
               Person                           -0-
                With                   -----------------------------------------
                                         8.     Shared Dispositive Power:
                                                2,900,000 (see Item 4)
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person:

       2,900,000
--------------------------------------------------------------------------------
10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain
       Shares:
                                                                            [_]
--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9):

       2.6%
--------------------------------------------------------------------------------
12.    Type of Reporting Person:

       PN
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  3 of  9 Pages
------------------------                                   ---------------------

--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Langley Management, LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group:
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.      SEC Use Only

--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                                         5.     Sole Voting Power:
             Number of                          -0-
              Shares                   -----------------------------------------
            Beneficially                 6.     Shared Voting Power:
              Owned By                          2,900,000 (see Item 4)
                Each                   -----------------------------------------
             Reporting                   7.     Sole Dispositive Power:
               Person                           -0-
                With                   -----------------------------------------
                                         8.     Shared Dispositive Power:
                                                2,900,000 (see Item 4)
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person:

       2,900,000
--------------------------------------------------------------------------------
10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain
       Shares:
                                                                            [_]
--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9):

       2.6%
--------------------------------------------------------------------------------
12.    Type of Reporting Person:

       00
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  4 of  9 Pages
------------------------                                   ---------------------

--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Langley Capital, LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group:
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.      SEC Use Only

--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                                         5.     Sole Voting Power:
             Number of                          -0-
              Shares                   -----------------------------------------
            Beneficially                 6.     Shared Voting Power:
              Owned By                          2,900,000 (see Item 4)
                Each                   -----------------------------------------
             Reporting                   7.     Sole Dispositive Power:
               Person                           -0-
                With                   -----------------------------------------
                                         8.     Shared Dispositive Power:
                                                2,900,000 (see Item 4)
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person:

       2,900,000
--------------------------------------------------------------------------------
10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain
       Shares:
                                                                            [_]
--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9):

       2.6%
--------------------------------------------------------------------------------
12.    Type of Reporting Person:

       OO
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  5 of  9 Pages
------------------------                                   ---------------------

--------------------------------------------------------------------------------
1.      Name of Reporting Person:

        Jeffrey Thorp
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group:
                                                                        (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.      SEC Use Only

--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization:

        United States
--------------------------------------------------------------------------------
                                         5.     Sole Voting Power:
             Number of                          -0-
              Shares                   -----------------------------------------
            Beneficially                 6.     Shared Voting Power:
              Owned By                          2,900,000 (see Item 4)
                Each                   -----------------------------------------
             Reporting                   7.     Sole Dispositive Power:
               Person                           -0-
                With                   -----------------------------------------
                                         8.     Shared Dispositive Power:
                                                2,900,000 (see Item 4)
--------------------------------------------------------------------------------
9.     Aggregate Amount Beneficially Owned by Each Reporting Person:

       2,900,000
--------------------------------------------------------------------------------
10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain
       Shares:
                                                                            [_]
--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9):

       2.6%
--------------------------------------------------------------------------------
12.    Type of Reporting Person:

       IN
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  6 of  9 Pages
------------------------                                   ---------------------


Item 1(a).        Name of Issuer:

                  Biopure Corporation (the "Company").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  11 Hurley Street
                  Cambridge, MA 02141

Item 2(a).        Name of Persons Filing:

                  (i) Langley Partners, L.P. ("Langley L.P."), (ii) Langley Management, LLC, (iii) Langley Capital, LLC and (iv) Jeffrey Thorp ("Thorp," together with Langley L.P., Langley Management, LLC and Langley Capital, LLC, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office:

                  For each Reporting Person:

                  535 Madison Avenue
                  7th Floor
                  New York, NY 10022.

Item 2(c).        Citizenship:

                  See row 4 of each Reporting Persons' cover page.

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, $.01 par value per share, of the Company (the "Common Stock")

Item 2(e).        CUSIP Number:

                  09065H105

Item 3.           Not applicable.

Item 4.           Ownership.

                  For each Reporting Person:

                  (a)      Amount beneficially owned:

                           2,900,000 shares of Common Stock issuable, subject to certain limitations set forth in the warrant agreement, to Langley L.P. upon exercise of warrants.

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  7 of  9 Pages
------------------------                                   ---------------------



                           Langley Capital, LLC is the general partner of Langley L.P. Thorp is the sole member and manager of Langley Capital, LLC. Langley Management, LLC is the investment manager of Langley L.P. Thorp holds a 99.9% membership interest in Langley Management, LLC and is the sole manager thereof. As a result, each of Langley Management, LLC, Langley Capital, LLC and Thorp are considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares of Common Stock owned of record by Langley L.P. This statement on
                           Schedule 13G shall not be construed as an admission that any of the Reporting Persons (other than Langley L.P.) is the beneficial owner of the Common Stock covered by this statement.

                  (b)      Percent of class:

                           2.6% of the total outstanding shares of Common Stock. This percentage is based upon the 113,051,982 shares of Common Stock issued and outstanding, which number is calculated by adding (i) 110,151,982 (the number of shares of Common Stock reported in the Company's Form S-2 filed December 10, 2004) and (ii) 2,900,000 (the number of shares of Common Stock issuable to Langley L.P. upon exercise of its warrants).

                  (c)      Number of shares to which each Reporting Person has:

                           (i)     Sole power to vote or direct the vote: -0-

                           (ii)    Shared power to vote or direct the vote:
                                   2,900,000

                           (iii) Sole power to dispose or to direct the disposition of: -0-

                           (iv) Shared power to dispose of or direct the disposition of: 2,900,000

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  Note: On, December 9, 2004, the Reporting Persons may have been deemed the beneficial owner of a number of shares of Common Stock that would have constituted more than 5% of the class of Common Stock.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

                  Not Applicable.

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  8 of  9 Pages
------------------------                                   ---------------------

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of a Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------                                   ---------------------
CUSIP No. 09065H105                SCHEDULE 13G              Page  9 of  9 Pages
------------------------                                   ---------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   December 9, 2004

                                         LANGLEY PARTNERS, L.P.

                                              By:   LANGLEY CAPITAL, LLC,
                                                    as General Partner


                                                    By: /s/ Jeffrey Thorp
                                                        ------------------------
                                                        Jeffrey Thorp, Manager


                                         LANGLEY MANAGEMENT, LLC


                                              By: /s/ Jeffrey Thorp
                                                  ----------------------------
                                                  Jeffrey Thorp, Manager



                                         LANGLEY CAPITAL, LLC


                                              By: /s/ Jeffrey Thorp
                                                  ----------------------------
                                                  Jeffrey Thorp, Manager



                                         /s/ Jeffrey Thorp
                                         --------------------------
                                         Jeffrey Thorp